Exhibit 99.1

Contacts:       Pat Sheaffer, Ron Wysaske or Kevin Lycklama
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $2.0 Million in Fourth Fiscal Quarter
 and $7.4 Million for Fiscal 2017;
 Completes Transaction with MBank, Total Assets Surpass $1 Billion

Vancouver, WA – April 27, 2017 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) ("Riverview" or the "Company") today reported earnings increased to $2.0 million, or $0.09 per diluted share, in the fourth fiscal quarter ended March 31, 2017, compared to $1.4 million, or $0.06 per diluted share, in the fourth fiscal quarter one year ago. In fiscal 2017, net income increased to $7.4 million, or $0.33 per diluted share, compared to $6.4 million, or $0.28 per diluted share, in fiscal 2016.
Fourth Quarter Highlights (at or for the period ended March 31, 2017)

•	On February 17, 2017, completed the purchase and assumption transaction with MBank.
•	Net income increased 44.8% to $2.0 million, or $0.09 per diluted share, compared to the same period in 2016.
•	Net interest margin grew by 30 basis points to 3.97%.
•	Total loans increased to $779.4 million at March 31, 2017.
•	New loan originations were $67.5 million during the fourth fiscal quarter.
•	Non-performing assets were 0.27% of total assets.
•	Total deposits increased to $980.1 million at March 31, 2017.
•	Total risk-based capital ratio was 14.06% and Tier 1 leverage ratio was 10.21%.
"We finished our fiscal year with solid revenue generation, an expanding net interest margin and steady loan growth," stated Pat Sheaffer, chairman and chief executive officer. "The highlight of the quarter was the closing of our purchase and assumption agreement with MBank. This transaction provides a unique opportunity to expand our market presence in Oregon and broaden our branch network to better serve our new and existing customers. The integration of the two companies is going smoothly, and we anticipate substantial EPS accretion in the first full year."
Due to the timing of the transaction closing, there was only a partial period of operating results included in the current quarter. Transaction-related expenses totaled $452,000, or $0.01 per diluted share after taxes, during the quarter ended March 31, 2017.
"We expect to see continued improvements in our operating ratios, including EPS and efficiency, as we realize the expected cost savings, efficiencies and revenue growth from this transaction," continued Sheaffer.
Income Statement
Net interest income increased $1.9 million to $9.3 million for the quarter ended March 31, 2017 compared to $7.4 million in the fourth fiscal quarter a year ago. Net interest income increased $4.6 million to $33.8 million for fiscal year 2017 compared to $29.2 million in fiscal year 2016. The growth in net interest income was due to the increase in the Company's interest-earning assets and the purchase of MBank assets.
Riverview's net interest margin increased 30 basis points to 3.97% for the quarter ended March 31, 2017 compared to 3.67% in the same period in 2016 and increased 22 basis points compared to 3.75% in the linked-quarter ended December 31, 2016. The increase in the net interest margin was partially due to the accretion of loan fair value marks from the MBank purchased loans. During the March 31, 2017 quarter, accretion income totaled $250,000 and added 11

RVSB Reports Fourth Quarter Fiscal 2017 Profits
April 27, 2017

basis points to the net interest margin. Accretion income was higher than expected this quarter due to several large payoffs of MBank purchased loans subsequent to closing.
"Our net interest margin before the accretion income also increased 11 basis points compared to the preceding quarter and expanded 19 basis points compared to a year ago," said Kevin Lycklama, executive vice president and chief financial officer. "The increase in our core net interest margin was primarily due to the growth in our loan and investment portfolios along with the addition of the MBank assets."
Non-interest income increased to $2.6 million in the fourth fiscal quarter compared to $2.3 million in the preceding quarter and to $2.2 million in the fourth quarter a year ago.
Asset management fees were $730,000 during the fourth fiscal quarter compared to $709,000 in the preceding quarter and $757,000 in the same quarter a year ago. Riverview Trust Company's ("RTC") assets under management increased to $425.9 million at March 31, 2017 compared to $389.1 million a year earlier. During the March quarter, RTC opened a second office in the Portland suburb of Lake Oswego. This new location will allow RTC to expand its footprint and product offerings in the Portland market.
Non-interest expense increased to $8.9 million during the fourth fiscal quarter compared to $7.9 million in the preceding quarter. The increase in non-interest expenses was primarily due to the addition of the operating expenses of MBank as well as the transaction-related expenses. The Company expects the remaining merger related expenses to be recognized by the end of the first fiscal quarter of 2018. For the full year, non-interest expense increased to $33.0 million compared to $29.9 million in fiscal 2016.
Balance Sheet Review
"The loan portfolio benefitted from both the new loans acquired from MBank, as well as solid organic loan growth during the quarter," said Ron Wysaske, president and chief operating officer. "Loan growth remains steady, with originations totaling $67.5 million during the quarter."
Total loans increased $115.1 million during the quarter to $779.4 million at March 31, 2017 compared to $664.3 million at December 31, 2016 due primarily to the MBank purchase. Excluding the loans acquired from MBank, total loans increased $11.1 million, or 6.8% annualized, during the quarter ended March 31, 2017. Total loans have grown $154.6 million, or 24.7%, during the past fiscal year.
The commercial loan pipeline totaled $52.5 million at the end of the quarter. Undisbursed construction loans totaled $47.3 million at March 31, 2017, with the majority of the undisbursed construction loans expected to fund during the next few quarters.
Total deposits increased $139.7 million during the quarter to $980.1 million at March 31, 2017 due primarily to the MBank purchase. Excluding the deposits assumed from MBank, total deposits increased $6.1 million, or 2.9% annualized, during the quarter ended March 31, 2017. Total deposits have increased $200.3 million, or 25.7%, during fiscal year 2017. Checking account balances represented 42.2% of total deposits compared to 41.5% a year ago.
Shareholders' equity was $111.3 million at March 31, 2017 compared to $109.4 million three months earlier and $108.3 million a year ago. Tangible book value per share was $3.68 at March 31, 2017 compared to $3.72 at December 31, 2016 and $3.67 at March 31, 2016. A quarterly cash dividend of $0.02 per share was paid on April 25, 2017.
Credit Quality
"The credit quality of our loan portfolio remains strong," added Lycklama. "Following the addition of the MBank loan portfolio, classified assets totaled $10.3 million compared to $4.3 million at December 31, 2016. At March 31, 2017, the classified asset to total capital ratio was 9.1% compared to 3.8% three months earlier."
Non-performing loans were $2.7 million, or 0.35% of total loans, at March 31, 2017 compared to $2.8 million, or 0.42% of total loans, three months earlier. REO balances were $298,000 at March 31, 2017, which were unchanged compared to the preceding quarter.  There were no additions to REO during the quarter.

RVSB Reports Fourth Quarter Fiscal 2017 Profits
April 27, 2017

The allowance for loan losses at March 31, 2017 totaled $10.5 million, representing 1.35% of total loans, compared to 1.55% of total loans at December 31, 2016. The decrease in the allowance to total loans was a result of recording the MBank purchased loans at their fair value, which includes all the credit risk adjustments. Management considers the allowance for loan losses to be adequate at March 31, 2017 to cover probable losses inherent in the loan portfolio. Net loan recoveries were $239,000 during the fourth fiscal quarter of 2017 compared to $226,000 in the preceding quarter.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as "well capitalized" with a total risk-based capital ratio of 14.06%, Tier 1 leverage ratio of 10.21% and tangible common equity to tangible assets ratio of 7.49% at March 31, 2017.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.
Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders' equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.
The following table provides a reconciliation of ending shareholders' equity (GAAP) to ending tangible shareholders' equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands)	March 31, 2017	December 31, 2016	March 31, 2016

Shareholders' equity	$111,264	$109,400	$108,273
Goodwill	27,076	25,572	25,572
Core deposit intangible, net	1,335	-	-
Tangible shareholders' equity	$82,853	$83,828	$82,701

Total assets	$1,133,939	$985,669	$921,229
Goodwill	27,076	25,572	25,572
Core deposit intangible, net	1,335	-	-
Tangible assets	$1,105,528	$960,097	$895,657

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $1.13 billion at March 31, 2017, it is the parent company of the 93 year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 19 branches, including 14 in the Portland-Vancouver area and three lending centers. For the past 4 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: expected cost savings, synergies and other financial benefits from our pending purchase of certain assets and assumption of certain liabilities of MBank and Merchants Bancorp pursuant to the Purchase and Assumption Agreement (the "Agreement") with Merchants Bancorp and its wholly owned subsidiary MBank (the "transaction") might not be realized within the expected time frames or at all, and costs or difficulties relating to

RVSB Reports Fourth Quarter Fiscal 2017 Profits
April 27, 2017

integration matters might be greater than expected; the requisite approval of Merchants Bancorp's shareholders and regulatory approvals for the transaction might not be obtained; the Company's ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company's allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company's market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company's net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company's market areas; secondary market conditions for loans and the Company's ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company's reserve for loan losses, write-down assets, change Riverview Community Bank's regulatory capital position or affect the Company's ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company's ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company's ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company's assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company's balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company's workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company's ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company's ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's operating and stock price performance.

RVSB Reports Fourth Quarter Fiscal 2017 Profits
April 27, 2017

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2017	December 31, 2016	March 31, 2016
ASSETS

Cash (including interest-earning accounts of $46,245, $14,302	$64,613	$28,262	$55,400
and $40,317)
Certificate of deposits held for investment	11,042	11,291	16,769
Loans held for sale	478	1,679	503
Investment securities:
Available for sale, at estimated fair value	200,214	207,271	150,690
Held to maturity, at amortized cost	64	67	75
Loans receivable (net of allowance for loan losses of $10,528, $10,289
and $9,885)	768,904	654,053	614,934
Real estate owned	298	298	595
Prepaid expenses and other assets	3,815	4,832	3,405
Accrued interest receivable	2,941	2,846	2,384
Federal Home Loan Bank stock, at cost	1,181	1,060	1,060
Premises and equipment, net	16,232	13,953	14,595
Deferred income taxes, net	7,610	8,665	9,189
Mortgage servicing rights, net	398	390	380
Goodwill	27,076	25,572	25,572
Core deposit intangible, net	1,335	-	-
Bank owned life insurance	27,738	25,430	25,678

TOTAL ASSETS	$1,133,939	$985,669	$921,229

LIABILITIES AND EQUITY

LIABILITIES:
Deposits	$980,058	$840,391	$779,803
Accrued expenses and other liabilities	13,080	10,450	7,388
Advance payments by borrowers for taxes and insurance	693	288	609
Junior subordinated debentures	26,390	22,681	22,681
Capital lease obligations	2,454	2,459	2,475
Total liabilities	1,022,675	876,269	812,956

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2017 – 22,510,890 issued and outstanding;	225	225	225
December 31, 2016 - 22,510,890 issued and outstanding;
March 31, 2016 – 22,507,890 issued and outstanding;
Additional paid-in capital	64,468	64,448	64,418
Retained earnings	48,335	46,750	42,728
Unearned shares issued to employee stock ownership plan	(77)	(103)	(181)
Accumulated other comprehensive income (loss)	(1,687)	(1,920)	1,083
Total shareholders' equity	111,264	109,400	108,273

TOTAL LIABILITIES AND EQUITY	$1,133,939	$985,669	$921,229

RVSB Reports Fourth Quarter Fiscal 2017 Profits
April 27, 2017

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2017	Dec. 31, 2016	March 31, 2016	March 31, 2017	March 31, 2016
INTEREST INCOME:
Interest and fees on loans receivable	$8,655	$7,883	$7,037	$31,609	$27,795
Interest on investment securities - taxable	1,115	946	723	3,550	2,709
Interest on investment securities - nontaxable	14	11	-	25	-
Other interest and dividends	99	112	104	443	444
Total interest and dividend income	9,883	8,952	7,864	35,627	30,948

INTEREST EXPENSE:
Interest on deposits	314	277	280	1,151	1,173
Interest on borrowings	224	173	152	718	569
Total interest expense	538	450	432	1,869	1,742
Net interest income	9,345	8,502	7,432	33,758	29,206
Recapture of loan losses	-	-	(350)	-	(1,150)

Net interest income after recapture of loan losses	9,345	8,502	7,782	33,758	30,356

NON-INTEREST INCOME:
Fees and service charges	1,362	1,304	1,106	5,177	4,846
Asset management fees	730	709	757	2,988	3,212
Net gain on sale of loans held for sale	163	191	100	656	525
Bank owned life insurance income	194	185	190	760	770
Other, net	137	(56)	40	433	22
Total non-interest income	2,586	2,333	2,193	10,014	9,375

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,335	4,850	4,592	19,356	17,694
Occupancy and depreciation	1,299	1,158	1,204	4,819	4,727
Data processing	578	562	430	2,111	1,775
Amortization of core deposit intangible	27	-	-	27	2
Advertising and marketing expense	146	163	136	754	669
FDIC insurance premium	83	77	125	356	500
State and local taxes	154	170	148	609	510
Telecommunications	93	75	74	317	292
Professional fees	562	355	231	1,628	904
Real estate owned expenses	2	2	56	54	567
Other	639	439	573	2,950	2,307
Total non-interest expense	8,918	7,851	7,569	32,981	29,947

INCOME BEFORE INCOME TAXES	3,013	2,984	2,406	10,791	9,784
PROVISION FOR INCOME TAXES	979	991	1,001	3,387	3,426
NET INCOME	$2,034	$1,993	$1,405	$7,404	$6,358

Earnings per common share:
Basic	$0.09	$0.09	$0.06	$0.33	$0.28
Diluted	$0.09	$0.09	$0.06	$0.33	$0.28
Weighted average number of common shares outstanding:
Basic	22,489,336	22,490,433	22,461,703	22,478,306	22,450,252
Diluted	22,585,976	22,563,712	22,502,111	22,548,340	22,494,151

RVSB Reports Fourth Quarter Fiscal 2017 Profits
April 27, 2017

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2017	Dec. 31, 2016	March 31, 2016	March 31, 2017	March 31, 2016
AVERAGE BALANCES
Average interest–earning assets	$955,957	$900,542	$815,431	$890,716	$795,875
Average interest-bearing liabilities	710,266	652,195	610,568	654,911	598,007
Net average earning assets	245,691	248,347	204,863	235,805	197,868
Average loans	716,452	658,212	616,015	663,069	593,415
Average deposits	894,284	839,588	759,836	831,310	743,558
Average equity	111,054	112,444	108,023	111,210	107,133
Average tangible equity	85,450	86,872	82,066	85,630	81,164

ASSET QUALITY	March 31, 2017	Dec. 31, 2016	March 31, 2016

Non-performing loans	$2,749	$2,787	$2,714
Non-performing loans to total loans	0.35%	0.42%	0.43%
Real estate/repossessed assets owned	$298	$298	$595
Non-performing assets	$3,047	$3,085	$3,309
Non-performing assets to total assets	0.27%	0.31%	0.36%
Net loan recoveries in the quarter	$(239)	$(226)	$(62)
Net recoveries in the quarter/average net loans	(0.14)%	(0.14)%	(0.04)%

Allowance for loan losses	$10,528	$10,289	$9,885
Average interest-earning assets to average
interest-bearing liabilities	134.59%	138.08%	133.55%
Allowance for loan losses to
non-performing loans	382.98%	369.18%	364.22%
Allowance for loan losses to total loans	1.35%	1.55%	1.58%
Shareholders' equity to total assets	9.81%	11.10%	11.75%

CAPITAL RATIOS
Total capital (to risk weighted assets)	14.06%	15.93%	16.07%
Tier 1 capital (to risk weighted assets)	12.81%	14.68%	14.81%
Common equity tier 1 (to risk weighted assets)	12.81%	14.68%	14.81%
Tier 1 capital (to leverage assets)	10.21%	10.81%	11.18%
Tangible common equity (to tangible assets)	7.49%	8.73%	9.23%

DEPOSIT MIX	March 31, 2017	Dec. 31, 2016	March 31, 2016

Interest checking	$171,152	$167,522	$144,740
Regular savings	126,370	109,629	96,994
Money market deposit accounts	289,998	250,900	239,544
Non-interest checking	242,738	202,080	179,143
Certificates of deposit	149,800	110,260	119,382
Total deposits	$980,058	$840,391	$779,803

RVSB Reports Fourth Quarter Fiscal 2017 Profits
April 27, 2017

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
March 31, 2017	(Dollars in thousands)
Commercial	$107,371	$-	$-	$107,371
Commercial construction	-	-	27,050	27,050
Office buildings	-	121,983	-	121,983
Warehouse/industrial	-	74,671	-	74,671
Retail/shopping centers/strip malls	-	78,757	-	78,757
Assisted living facilities	-	3,686	-	3,686
Single purpose facilities	-	167,974	-	167,974
Land	-	15,875	-	15,875
Multi-family	-	43,715	-	43,715
One-to-four family construction	-	-	19,107	19,107
Total	$107,371	$506,661	$46,157	$660,189

March 31, 2016
Commercial	$69,397	$-	$-	$69,397
Commercial construction	-	-	16,716	16,716
Office buildings	-	107,986	-	107,986
Warehouse/industrial	-	55,830	-	55,830
Retail/shopping centers/strip malls	-	61,600	-	61,600
Assisted living facilities	-	1,809	-	1,809
Single purpose facilities	-	126,524	-	126,524
Land	-	12,045	-	12,045
Multi-family	-	33,733	-	33,733
One-to-four family construction	-	-	10,015	10,015
Total	$69,397	$399,527	$26,731	$495,655

LOAN MIX	March 31, 2017	Dec. 31, 2016	March 31, 2016
	(Dollars in thousands)
Commercial and construction
Commercial business	$107,371	$64,401	$69,397
Other real estate mortgage	506,661	432,782	399,527
Real estate construction	46,157	52,707	26,731
Total commercial and construction	660,189	549,890	495,655
Consumer
Real estate one-to-four family	92,865	85,956	88,780
Other installment	26,378	28,496	40,384
Total consumer	119,243	114,452	129,164

Total loans	779,432	664,342	624,819

Less:
Allowance for loan losses	10,528	10,289	9,885
Loans receivable, net	$768,904	$654,053	$614,934

RVSB Reports Fourth Quarter Fiscal 2017 Profits
April 27, 2017

DETAIL OF NON-PERFORMING ASSETS

	Other	Southwest	Other
	Oregon	Washington	Washington	Other	Total
March 31, 2017
Non-performing assets

Commercial business	$-	$294	$-	$-	$294
Commercial real estate	1,128	214	-	-	1,342
Land	801	-	-	-	801
Consumer	-	170	-	142	312
Total non-performing loans	1,929	678	-	142	2,749

REO	-	-	298	-	298

Total non-performing assets	$1,929	$678	$298	$142	$3,047

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
March 31, 2017	(Dollars in thousands)

Land development	$223	$2,523	$13,129	$15,875
Speculative construction	945	3	14,492	15,440

Total land development and speculative construction	$1,168	$2,526	$27,621	$31,315

RVSB Reports Fourth Quarter Fiscal 2017 Profits
April 27, 2017

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2017	Dec. 31, 2016	March 31, 2016	March 31, 2017	March 31, 2016

Efficiency ratio (4)	74.75%	72.46%	78.64%	75.35%	77.62%
Coverage ratio (6)	104.79%	108.29%	98.19%	102.36%	97.53%
Return on average assets (1)	0.79%	0.80%	0.63%	0.76%	0.72%
Return on average equity (1)	7.43%	7.03%	5.23%	6.66%	5.93%

NET INTEREST SPREAD
Yield on loans	4.90%	4.75%	4.59%	4.77%	4.68%
Yield on investment securities	2.23%	2.06%	1.91%	2.04%	2.01%
Total yield on interest earning assets	4.20%	3.95%	3.88%	4.00%	3.89%

Cost of interest bearing deposits	0.19%	0.18%	0.19%	0.18%	0.20%
Cost of FHLB advances and other borrowings	3.19%	2.73%	2.43%	2.76%	2.27%
Total cost of interest bearing liabilities	0.31%	0.27%	0.28%	0.28%	0.29%

Spread (7)	3.89%	3.68%	3.60%	3.72%	3.60%
Net interest margin	3.97%	3.75%	3.67%	3.79%	3.67%

PER SHARE DATA
Basic earnings per share (2)	$0.09	$0.09	$0.06	$0.33	$0.28
Diluted earnings per share (3)	0.09	0.09	0.06	0.33	0.28
Book value per share (5)	4.94	4.86	4.81	4.94	4.81
Tangible book value per share (5)	3.68	3.72	3.67	3.68	3.67
Market price per share:
High for the period	$7.90	$7.61	$4.76	$7.90	$5.11
Low for the period	6.87	5.23	4.20	4.30	4.08
Close for period end	7.15	7.00	4.20	7.15	4.20
Cash dividends declared per share	0.02000	0.02000	0.02000	0.08000	0.06500

Average number of shares outstanding:
Basic (2)	22,489,336	22,490,433	22,461,703	22,478,306	22,450,252
Diluted (3)	22,585,976	22,563,712	22,502,111	22,548,340	22,494,151

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders' equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

# # #